                                                                    Exhibit 99.3

[Kindred Logo]

FOR IMMEDIATE RELEASE

     CONTACT: Richard A. Lechleiter
              Senior Vice President, Chief Financial Officer and Treasurer
              (502) 596-7734

             KINDRED HEALTHCARE ANNOUNCES STOCK REPURCHASE PROGRAM

                                   * * * * * *

                Company also announces $50 million debt reduction

LOUISVILLE, Kentucky (August 26, 2002) - Kindred Healthcare, Inc. (NASDAQ: KIND) ("Kindred" or the "Company") today announced that its Board of Directors has approved the repurchase of up to $35 million of the Company's common stock. The authorization includes both open market purchases as well as private transactions from time to time. Kindred currently has approximately 17.7 million shares of common stock outstanding.

         Kindred also announced that it has amended the terms of its revolving credit facility and senior secured notes to allow it the flexibility to proceed with the repurchase program. As part of these amendments, the Company prepaid $50 million of the senior secured notes. The amendments also allow for a $10 million increase in the Company's annual capital expenditure limits beginning in fiscal 2003. In addition, the Company agreed to certain revised financial covenants, none of which are expected to materially affect its financial flexibility.

         Edward L. Kuntz, Chairman and Chief Executive Officer of Kindred, commented, "We believe that investing in the Company's shares at current prices represents an attractive use of the Company's funds. At the same time, we are continuing our strategy to reduce our leverage."

         At June 30, 2002, the Company's consolidated cash balances aggregated $212 million, approximately the same amount as its funded long-term debt. Since its reorganization in April 2001, the Company has not had any outstanding borrowings under its revolving credit facility.

         Kindred Healthcare is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.